Exhibit 99.1

To:	Directors and Executive Officers of O-I Glass, Inc.
Date:	November 14, 2024
RE:	Sarbanes-Oxley Blackout Notice

O-I Glass, Inc. (the “Company”) maintains two 401(k) plans that allow plan participants to invest in the Company’s common stock. These plans are the Eighth Amended and Restated Owens-Illinois Stock Purchase and Savings Plan and the Seventh Amended and Restated Owens-Illinois Long Term Savings Plan (together, the “Plans”). These plans are tax-qualified retirement plans.

The third-party record keeper of the Plans is transitioning from John Hancock to Fidelity. In connection with this transition, there will be a “blackout period” starting December 23, 2024 and expected to end the week of January 19, 2025 during which participants in the Plans will not be able to make certain changes with respect to their accounts under the Plans, including directing investment changes, making changes to their contribution rates, and requesting loans or distributions.

Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC rules thereunder prohibit a company’s directors and executive officers from engaging in transactions in the company’s equity securities during a “pension plan blackout period.” The blackout period relating to the Plans described above triggers the foregoing prohibition. Accordingly, during the blackout period for the Plans, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any Company equity security (or any derivatives of a Company equity security), which you acquired in connection with your service and/or employment with the Company in such capacities, subject to certain limited exceptions.

If you have any questions concerning this notice, please contact [*****]@o-i.com.